CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): July 13, 2012

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into Material Definitive Agreements

On July 13, 2012, we entered into a license agreement with Global Cancer Diagnostics, Inc. ("GCDx") in order to commercialize certain of our intellectual property in the form of a Lung Cancer test; the intellectual property at issue is specified in the Agreement and is herein referred to as the Licensed Products. Under the Agreement, GCDx will be the only company offering a test specific to lung cancer but will not make, use of or sell any of our other tests using the DR-70 reagents. GCDx will pay an upfront license fee of $200,000 for the Licensed Products and will pay for all costs related to patent and FDA filings for the Licensed Products. Both parties recognize the need for additional development and testing of the Licensed Products to obtain FDA Approval of same. The parties shall meet on a quarterly basis to discuss the Licensed Products and the best ways to ensure protection of same. GCDx shall pay us royalties, which shall be earned only upon actual receipt of payment of revenue or sublicense license fees and sublicense royalty fees by GCDx, as set forth in the Agreement.

Although GCDx will pay all costs related to developing the Licensed Products for commercial applications, including process development costs, clinical study costs and costs related to the FDA filing and approval process, the parties agreed that GCDx shall pay us $150 per hour for any additional services GCDx requests above those services initially contemplated to carry out this development.

The Agreement contains non-compete and confidentiality terms regarding the Licensed Products, the latter of which expires 5 years after the Agreement terminates.

The Agreement shall be in effect until the earlier to occur of: (i) expiration of the last patent issued to us for the Licensed Products, (ii) when GCDx terminates the Agreement by discontinuing the offering of the Licensed Products or the sublicense to do the same, as such discontinuance is defined in the Agreement, for a full calendar year - at which time the license rights will by default return to us, or (iii) by us, if GCDx does not achieve sales necessary to meet the contractually agreed to Minimum Royalty Payments, as such term is defined in the Agreement, for any two consecutive fiscal quarters. Additionally, either party may terminate the Agreement upon 30 days written notice to the other party. The terms of the Agreement provide that if either party terminates the Agreement or the Agreement expires due to nonpayment or otherwise, any and all license rights will revert back to us. Three months after the date of reversion, we will be entitled to enter new contractual agreements with third parties with regard to such rights.

The foregoing document and transaction descriptions above are  not complete and are subject to and qualified in their entirety by reference to the exhibits attached hereto and incorporated herein by reference.

The transaction documents have been included to provide investors and security holders with information regarding their respective terms. They are not intended to provide any other financial information about us or our subsidiaries and affiliates. The representations, warranties and covenants contained in the transaction documents were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to such agreements; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in public disclosures by us.

In addition to the foregoing, as we have previously disclosed, as a result of our working capital deficiencies, we previously disclosed that we laid off a substantial portion of our work force and are currently operating on a minimal basis with only 2 employees and three former employee consultants. The current focus of our operations is to ensure that our existing Onko-Sure® customers and any future customers are able to place orders and receive kits on a timely basis. We have an Onko-Sure® production continuity arrangement in place with one vendor. At the current time, the Company believes that it does not require any additional staff to perform this limited manufacturing, quality control and selling process. Furthermore, although the upfront licensing fee and potential ongoing licensing fees may help off-set certain of our working capital deficiencies, it will not be sufficient to allow us to reestablish normal operations at this time.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Agreement with Global Cancer Diagnostics, Inc. dated July 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT
PHARMACEUTICALS CORPORATION

By:	/s/ Douglas C. MacLellan
Name:	Douglas C. MacLellan
Title:	Chairman & CEO

Dated: July 17, 2012